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                                                                   Exhibit 10(i)




                       HUNTINGTON BANCSHARES INCORPORATED

                          INCENTIVE COMPENSATION PLAN

                     (as amended effective January 1, 1995)

                                    PURPOSE

         1.1 The purpose of this Incentive Compensation Plan ("Plan") is to encourage, recognize, and reward exceptional levels of corporate, business unit, and individual performance. The Plan's intent is to use award dollars as a clear communication vehicle linking the interests of eligible officers with the interests of Huntington Bancshares Incorporated ("Corporation") by
establishing a direct link between performance and incentive payments.   The
Plan serves to reinforce a management style which closely ties officer rewards to performance directly under his or her control and establishes the Corporation's willingness to reward individual performance that has a direct impact on incremental earnings.

                                 ADMINISTRATION

         2.1 The Plan will be administered by the Compensation and Stock Option Committee ("Committee") of the Board of Directors of the Corporation composed of two or more "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, or any successor
statute of similar import ("Section 162(m)").   The Committee is authorized to
interpret and construe the Plan and to adopt such rules, regulations, and procedures for the administration of the Plan as the Committee deems necessary or advisable. The Committee's interpretations of the Plan, and all decisions and determinations made by the Committee, shall be conclusive and binding on all parties including the Corporation and any person claiming an award under the Plan.

                                  ELIGIBILITY

         3.1 Not later than 90 days after the beginning of each calendar year, the Committee will identify those officers, referred to herein as "Covered Officers", whose compensation for that year is anticipated to be affected by the Section 162(m) limitation on the deductibility of compensation


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and assign each such Covered Officer to a plan group for the purposes of
defining their award opportunities under the Plan.   These Covered Officers,
and those other officers of the Corporation or an affiliated entity who are designated annually by the Committee, will be eligible to participate in the Plan.

                                     AWARDS

         4.1 Performance Criteria. Awards paid under the Plan may be based upon corporate, business unit, and individual performance; however, awards paid to Covered Officers under the Plan will be measured solely by the Corporation's performance relative to return on average shareholders' equity goals. Measures of performance for other officers will be determined based upon average shareholders' equity goals and evaluations of the officer's business unit and individual performance. Such evaluations will be made by the officer's appropriate manager or senior officer. The maximum annual award payable to any participant will not exceed $1 million.

         4.2 Performance Goals. The Committee will establish annual written performance goals reflecting corporate performance. Performance goals based on return on average shareholders' equity of the Corporation and the potential award, expressed as a percentage of base salary as of December 31 of each plan year, that will be payable upon attainment of those performance goals will be established in writing not later than 90 days after the commencement of
the year to which the goals relate.   No award will be paid to a Covered
Officer under the Plan if return on average shareholders' equity of the Corporation is less than 13% or any higher minimum goal established by the
Committee.   The Committee may increase individual awards based upon
extraordinary circumstances; however, under no circumstance may the Committee increase a Covered Officer's award above the amount determined based on the attainment of the specified performance goals identified in accordance with the first two sentences of this Section 4.2. In addition, notwithstanding the attainment of specified performance goals, the Committee has the discretion to reduce or eliminate an award that would otherwise be paid to any participant, including any Covered Officer.


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         4.3     Payment of Awards.  Unless payment is deferred, awards will be payable in cash annually as soon as practicable following the close of the year and calculation of the amount of the awards; provided that awards will be paid to Covered Officers only after the Committee has certified in writing in the minutes of a committee meeting or otherwise that performance goals applicable
to Covered Officers have been satisfied.   The Committee may defer payment of
an award for such period as the Committee may determine. No award will be paid to an officer who is not employed by the Corporation or an affiliate on the day the award is paid except in the case of death, disability, or retirement of the officer or in the event that payment of the award is deferred by the Committee or that a Change in Control of the Corporation has occurred. Awards are subject to income and other payroll tax withholding.

                               CHANGE IN CONTROL

         5.1     Interim Awards.    In the event of a "Change in Control" of
the Corporation, as hereinafter defined, or at the direction of the Committee in anticipation of a Change in Control, the following provisions shall apply:

                 (a) The Committee shall make interim incentive compensation awards based upon the Corporation's quarterly financial statements for the quarter ending immediately prior to or coinciding with the Change in Control.

                 (b) In determining the amount of interim incentive compensation awards, the Committee shall follow the procedures for granting annual awards, except that the Committee shall annualize each objective performance factor used in calculating such awards, including return on average shareholders' equity. The amount of the awards so calculated shall be pro rated based upon the quarter as of


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                 which the interim awards are granted in accordance with the following percentages: First Quarter - 25%; Second Quarter - 50%; Third Quarter - 75%; and Fourth Quarter - 100%

                 (c) Notwithstanding the foregoing, each interim award to be made under this Section 5 to any officer who received an award under this Plan for the Performance Year immediately preceding the year in which the Change in Control occurs, expressed as a percentage of base salary on a pro rated basis in accordance with paragraph (b) above, shall be not less than the award, expressed on the same basis, actually paid to that officer under this Plan for the immediately preceding Performance Year.

                 (d) The Committee shall grant an interim incentive compensation award in accordance with this Section 5 to all participants of the Plan who are employed by the Corporation or an affiliated entity on the day immediately preceding the day when the Change in Control becomes effective.

         5.2 Change in Control Defined. For purposes of this section, a "Change in Control" of the Corporation shall be deemed to have occurred if and when, after the date hereof, (i) subject to the limitations set forth in this paragraph, any "Person" (as that term is defined as of the date hereof in Section 225.2(k) of Regulation Y ("Regulation Y") issued by the Board of Governors of the Federal Reserve System), other than the Corporation or any employee stock ownership, profit-sharing, salary adjustment or other employee benefit plan of the Corporation or of any affiliate or any trustee or fiduciary with respect thereto solely by reason of such capacity of such trustee or fiduciary, acquires, directly or indirectly, or through or in concert with one or more Persons, "Control" (as that term is defined as of the date hereof in Section 225.2(e)(1) of Regulation Y) of the Corporation or control or the power to vote 10% or more (but less than 25%) of the votes attributable


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to the voting  securities of the Corporation if no other person will own a greater percentage of the votes attributable to such voting securities immediately after the acquisition transaction; (ii) the Corporation, or in one or more transactions 50% or more of its assets or earning power, is acquired by or combined with another Person and less than a majority of the outstanding voting shares of the Person surviving such transaction (or the ultimate parent of the surviving Person) after such acquisition or combination is owned, immediately after such acquisition or combination, by the owners of the voting shares of the Corporation outstanding immediately prior to such acquisition or combination; or (iii) any Person, acting alone or through or in concert with one or more Persons, shall elect, at one or more meetings of shareholders of the Corporation, a majority of the members of the Board of Directors who were not members of, or elected or recommended by, the previously existing Board of Directors of the Corporation. In defining "Control," all voting securities of the Corporation shall be considered to be a single class.

                                 MISCELLANEOUS
         6.1 Guidelines. From time to time the Committee will adopt written guidelines for implementation and administration of the Plan.

         6.2 No Rights to Awards. Except as provided in this Plan, no officer or other person will have any claim or right to be paid an award under the Plan. Neither the Plan nor any action taken hereunder will be construed as giving any officer or employee any right to be retained in the employ of the Corporation or any affiliate.

         6.3 Funding. The Plan will be unfunded. The Corporation will not be required to establish any special or separate fund or make any other segregation of assets to assure the payment of any award under the Plan.

         6.4 Expenses of Plan. The costs and expenses of administering the Plan will be borne by the Corporation.


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                    EFFECTIVE DATE;  AMENDMENT;  TERMINATION

         7.1 Effective Date. The Plan, as amended, will become effective upon approval by a majority of the votes cast by shareholders of the Corporation at the annual meeting on April 27, 1995, but will relate to performance beginning January 1, 1995, and apply each calendar year thereafter. No payments will be made under the Plan unless shareholder approval is obtained.

         7.2 Amendment; Termination. The Corporation may at any time terminate, or from time to time, amend the Plan by action of the Board of Directors or by action of the Committee without shareholder approval unless such approval is required to satisfy the applicable provisions of Section 162(m).


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